Exhibit 4.14

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT (this "Fourth Amendment") is entered into as of October 12, 2023 (the "Fourth Amendment Effective Date") by and between Stefan Galluppi, an individual and resident of the State of California, (the "Employee") and LifeMD, Inc. (formerly known as Conversion Labs, Inc.), (the "Company"), a Delaware Corporation. The Employee and the Company are also each hereinafter referred to individually as a "Party" and together as the "Parties".

RECITALS

WHEREAS, on March 18, 2019 ("Effective Date"), the Company and the Employee entered into an Employment Agreement (the "Employment Agreement"), whereby Employee was hired to serve the Company in the capacity as Chief Technology and Operations Officer, with an annual base salary of $120,000 and eligible for an annual discretionary bonus up to 100% of Employee's base salary.

WHEREAS, on April 1, 2020 ("Effective Date"), the Company and the Employee entered into the First Amendment to Employment Agreement (the "First Amendment"), whereby Employee's annual base salary was increased to $180,000 with eligibility for an annual discretionary bonus up to 100,000.

WHEREAS, on November 11, 2021 ("Effective Date"), the Company and the Employee entered into the Second Amendment to Employment Agreement (the "Second Amendment"), whereby Employee's annual base salary was increased to $300,000 and to reflect Employee's earlier revised title to serve the Company in the capacity as Chief Technology Officer.

WHEREAS, on December 28, 2021 ("Effective Date"), the Company and the Employee entered into the Third Amendment to Employment Agreement (the "Third Amendment") to reflect Employee's new title to serve the Company in the capacity as Chief Innovation and Marketing Officer.

WHEREAS, for avoidance of doubt, other than the amendments set forth below in this Fourth Amendment, all other provisions of the Employment (as amended by the First, Second, and Third Amendments) remain in effect today and moving further, unless and until amended in the future.

WHEREAS, the Parties desire to further amend the Employment Agreement to: (i) reflect Employee's earlier revised to title to serve the Company in the capacity as Chief Innovation Officer; (ii) award a new grant of 150,000 shares of restricted stock subject to vesting and other terms as described below; (iii) make a contingent future grant of 150,000 shares of restricted stock, subject to the contingencies and subsequent vesting, as described below; and (iv) add an express indemnification provision and agreement.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Amendments. The Employment Agreement shall be further amended as follows, in accordance with the terms and conditions of Section 12.5 thereof:

a. Section 1.1 of the Employment Agreement is hereby amended to:

State that the Employee currently serves as the Company's Chief Innovation Officer.

b. Section 3.6 of the Employment Agreement is hereby added:

3.6 Pursuant to the Company's 2020 Equity and Incentive Plan (the "Plan") and any amendments thereto, Employee:

(i) Shall receive, upon the Fourth Amendment Effective Date, a new award of 150,000 restricted shares of the Company's common stock ("Restricted Shares") vesting as follows, and in some cases, vesting upon achievement of personal performance milestones described below:

- 30,000 restricted shares vest on January 1, 2024;
- 60,000 restricted shares vest on January 1, 2025;
- 30,000 restricted shares vest on 3/31/24 based on the performance of Employee in the 2023 calendar year, at the discretion of the CEO and approval by the Board of Directors; and
- 30,000 restricted shares vest on 3/31/25 based on the performance of Employee in the 2024 calendar year, at the discretion of the CEO and approval by the Board of Directors.

(ii) No later than the one-year anniversary of this Agreement (*i.e.*, and as early as reasonably possible, based upon available grantable equity as explained hereinafter)—and subject to both (i) availability of grantable equity within the Company's 2020 Equity and Incentive Plan (the "Plan") and any amendments thereto at that time and (ii) Employee having not been previously terminated by the Company at that time—Employee shall then receive an additional 150,000 restricted shares (the "Future Restricted Shares") of the Company's common stock, vesting as follows, and in some cases, vesting upon achievement of Company performance milestones described below:

- 60,000 restricted shares vest on January 1, 2026.
- 30,000 restricted shares vest upon the healthcare business achieving $100,000,000 in net revenue (defined as gross healthcare sales minus healthcare-related refunds and returns) with a 5% adjusted EBITDA margin, on or before December 31, 2025;
- 30,000 restricted shares vest upon the healthcare business achieving $150,000,000 in net revenue with a 10% adjusted EBITDA margin, on or before December 31, 2026;

- 30,000 restricted shares vest upon the healthcare business achieving $200,000,000 in net revenue with a 10% adjusted EBITDA margin, on or before December 31, 2027;

In the event that a change in control of the Company—as defined in the following paragraph—was scheduled to occur on a date before the Future Restricted Shares were capable of being granted to Employee, then the change in control of the Company will be contingent upon the inclusion and concurrent award of the Future Restricted Shares to Employee as part of the closing of that change in control event.

Except as otherwise set forth herein or in the associated Restricted Stock Agreement, vesting of the Restricted Shares will cease upon the termination of Employee's employment with the Company subject to the terms of the Employment Agreement and any amendments thereto. All Restricted Shares vest immediately and become exercisable in full upon a Change in Control, regardless of whether or not any performance milestone has been met at the time of the Change in Control. As used herein, "Change of Control" means (i) a bona fide transfer or series of related transfers of Shares to any person or Group in which, or as a result of which, such person or Group obtains the direct or indirect right to elect a majority of the board of directors of the Company; or (ii) a sale of all or substantially all of the assets of the Company. As used herein, "Group" means any group or syndicate that would be considered a "person" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. The foregoing grant of Restricted Shares shall be made on the Company's customary form of restricted stock award for employees. All applicable awards under this Fourth Amendment shall be subject to forfeiture or other penalties under any clawback or recoupment policy of the Company in effect from time to time.

c. Paragraph 12.8 of the Employment Agreement, "Indemnification", is hereby added:

The Company agrees to indemnify the Employee for his activities as an Officer of the Company, as set forth in the Director and Officer Indemnification Agreement attached hereto as **Exhibit A**. In addition, the Company shall exercise its best efforts to increase the coverage limit of its directors' and officers' liability insurance policy (and not otherwise diminish the scope or value of such coverage) based on market conditions and advice received from the Audit Committee of the Board of Directors and shall thereafter maintain in effect such coverage with a coverage limit of at least that amount and containing not materially less favorable provisions.

2. Governing Law; Jurisdiction. This Fourth Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal proceeding arising out of or based upon this Fourth Amendment shall be instituted in the federal courts or the courts of the State of New York and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

3. Counterparts. This Fourth Amendment may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

[signature on next page]

IN WITNESS WHEREOF, each of the undersigned hereby (a) executes this Fourth Amendment to the Employment Agreement; (b) confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this Fourth Amendment to the Employment Agreement.

EXECUTED as of the Fourth Amendment Effective Date, as set forth above.

LIFEMD, INC.

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By: Justin Schreiber, Chairman & CEO

EMPLOYEE

DocuSigned by:
Stefan Galluppi
DA85A43C6E6F4B7...
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By: Stefan Galluppi, Chief Innovation Officer